Exhibit 99.1

deCODE and Celera Partner to Expand Use of deCODE Risk Markers for Heart Attack, Stroke and Diabetes

Reykjavik, ICELAND, and Alameda, CA - April 23, 2009 — deCODE genetics (NASDAQ:DCGN) and Celera Corporation (NASDAQ:CRA) today announced the signing of agreements under which deCODE has granted Celera non-exclusive worldwide licenses to deCODE’s genetic markers for increased risk of major cardiovascular and metabolic diseases, including heart attack, stroke, atrial fibrillation (AF) and type 2 diabetes (T2D). These markers can be incorporated into laboratory tests for assessing and managing individual risk of these diseases.

The deCODE markers include single letter variations in the human genome (SNPs) on chromosome 9p21 linked to increased risk of heart attack and aortic aneurysm, SNPs on chromosome 4q25 conferring risk of AF and stroke, and SNPs in the TCF7L2 gene linked to increased risk of T2D. Studies by deCODE and independent academic groups have demonstrated the utility of testing for these markers to better understand individual risk and to inform more effective and personalized prevention and therapy.

Individuals who carry two copies of the at-risk SNPs on chromosome 9p21 are at an approximately 60% greater than average risk of early-onset heart attack(1), and physicians could use this information and expert opinion to optimize the appropriate lifestyle, dietary and drug treatments for their patients(2). Carrying two copies of the SNPs on 4q25 correlates to both an increased risk of stroke and up to twice the average risk of AF(3), a common cardiac arrhythmia and a major cause of cardiogenic stroke. Testing for this risk factor provides a new means of identifying stroke patients who could most benefit from outpatient cardiac monitoring. The SNPs in TCF7L2 are the most important genetic risk factor yet found for type 2 diabetes(4). Testing individuals with borderline elevated glucose (prediabetes) can identify those who are most likely to progress rapidly to full-blown T2D, and testing can also help to predict therapeutic response to sulfonylureas.

Under the terms of the agreements, deCODE will receive an upfront payment and royalties on sales of testing products incorporating its markers. Additional financial details were not disclosed.

“This is an excellent opportunity to broaden the clinical application and commercialization of our discoveries of high-impact genetic risk factors for major diseases. The markers included in these agreements are among the most widely replicated genetic risk factors for cardiovascular and metabolic disease, and they provide a natural complement to the biomarker services already offered by Berkeley HeartLab, Celera’s subsidiary.  In Celera we have a partner with a global reputation in human genetics and a large and effective outreach and sales force. We are pleased to have the chance to work with them to build upon our discovery and testing platforms and to accelerate the adoption of personalized medicine,” said Kari Stefansson CEO of deCODE.

“We believe access to these highly replicated markers, which complement our internal proprietary genetic discoveries in cardiovascular disease such as KIF6 and LPA, furthers Celera’s commitment to be a leading provider of genetic tests used routinely in personalizing disease management,” said Kathy Ordoñez, CEO of Celera.  “We expect Berkeley HeartLab to incorporate these markers into future laboratory service offerings, and Celera plans to ultimately commercialize them globally as new molecular diagnostic tests through our Products business.  We believe these markers that predict risk of coronary heart disease and drug response could produce highly differentiated, proprietary, and compelling tests that personalize cardiovascular disease management.”

About deCODE

deCODE is a biopharmaceutical company developing drugs and DNA-based tests to improve the treatment, diagnosis and prevention of common diseases. Its lead therapeutic programs, which leverage the company’s expertise in chemistry and structural biology, include DG041, an antiplatelet compound being developed for the prevention of arterial thrombosis; DG051 and DG031, compounds targeting the leukotriene pathway for the prevention of heart attack; and DG071 and a platform for other PDE4 modulators with therapeutic applications in Alzheimer’s disease and other conditions. deCODE is a global leader in human genetics, and has identified key variations in the genome (SNPs) conferring increased risk of major public health challenges from cardiovascular disease to cancer. Based upon these discoveries deCODE has brought to market a growing range of DNA-based tests for gauging risk and empowering prevention of common diseases. Through its CLIA-registered laboratory, deCODE is offers deCODE T2™ for type 2 diabetes; deCODE AF™ for atrial fibrillation and stroke; deCODE MI™ for heart attack; deCODE ProstateCancer™ for prostate cancer; deCODE Glaucoma™ for a major type of glaucoma; and deCODE BreastCancer, for the common forms of breast cancer. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com; on our diagnostics site at www.decodediagnostics.com; for our pioneering personal genome analysis service and new focused disease scans, integrating the genetic variants included in these tests and those linked to another twenty common diseases, as well as for our new deCODEme Cardio™ and deCODEme Cancer™, at www.decodeme.com; and on our blog at www.decodeyou.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to our ability to obtain sufficient  financing to continue as a going concern, the effect of a potential delisting of our common stock from The Nasdaq Capital Market, our ability to develop and market diagnostic products, the level of third party reimbursement for our products, risks related to preclinical and clinical development of pharmaceutical products, including the identification of compounds and the completion of clinical trials, our ability to form collaborative relationships, the effect of government regulation and the regulatory approval processes, market acceptance, our ability to obtain and protect intellectual property rights for our products, dependence on collaborative relationships, the effect of competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors identified in our most recent Annual Report on Form 10-K and any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “will,” “should,” “anticipate,” “plan,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include, but are not limited to, the risks and uncertainties that: (1) Celera is using novel and unproven methods to discover markers for the development of new diagnostic products, which may not be successful; (2) the diagnostic industry is very competitive, and new diagnostic products may not be accepted and adopted by the market; (3) demand for diagnostic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (4) potential product liability or other claims against Celera as a result of the testing or use of its products; and (5) uncertainty of the availability to Celera of intellectual property protection, limitations on its ability to protect trade secrets, the risk to it of infringement claims, and the possibility that it may need to license intellectual property from third parties to avoid or settle such claims.  The foregoing list sets forth some, but not all, of the factors that could affect Celera’s ability to achieve results described in any forward-looking statements. For additional information about the risks and uncertainties that Celera faces and a discussion of its financial statements and footnotes, see documents filed by Celera with the SEC, including its transition report on Form 10-KT and all subsequent periodic reports.  All information in this press release is as of the date of the release, and Celera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Selected references

(1) Helgadottir, A., et al., “A common variant on chromosome 9p21 affects the risk of myocardial infarction,” Science (2007) 8;316 (5830):1491-3.

(2) Brautbar, A, et al., “Impact of adding a single allele in the 9p21 locus to traditional risk factors on reclassification of coronary heart disease risk and implications for lipid-modifying therapy in the Atherosclerosis Risk in Communities (ARIC) study. Circulation: Cardiovascular Genetics (2009).  Published online ahead of print, April 21, 2009.

(3) Gudbjartsson, D.F., et al., “Variants conferring risk of atrial fibrillation on chromosome 4q25,” Nature (2007) 448:353-57; Gulcher J, Gretarsdottir S, Thorleifsson G, et al., Abstract 1171: “Risk variants for atrial fibrillation on chromosome 4q25 associate with non-cardiogenic stroke suggesting that AF is a much greater cause of stroke than previously recognized,” Circulation (2008);118:S_652.

(4) Grant, et. al., “Variant of transcription factor 7-like 2 (TCF7L2) gene confers risk of type 2 diabetes,” Nature Genetics (2006) 38, 320 - 323; Florez, et. al., “TCF7L2 Polymorphisms and Progression to Diabetes in the Diabetes Prevention Program,” N Engl J Med (2006); 355:241-250.